Exhibit 8.2

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

404-881-7000 | Fax: 404-881-7777

March 16, 2026

Marine Products Corporation

2801 Buford Highway NE, Suite 300

Atlanta, GA 30329

Re:	Tax Opinion to Marine Products Corporation regarding the Mergers

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the Mergers (defined below) pursuant to the Agreement and Plan of Merger, dated as of February 5, 2026, (the “Merger Agreement”), between MasterCraft Boat Holdings, Inc., a Delaware corporation (“MasterCraft”), Titan Merger Sub 1, Inc., a Delaware corporation (“Merger Sub I”), Titan Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub II”), and Marine Products Corporation, a Delaware corporation (“Marine Products”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

Pursuant to the Merger Agreement, at the First Effective Time, Merger Sub I will merge with and into Marine Products, with Marine Products continuing as the surviving corporation, and immediately thereafter, at the Second Effective Time, Marine Products will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving company (together, the “Mergers”).

This opinion is being delivered in connection with and as an exhibit to the registration statement on Form S-4, including the joint proxy statement/prospectus included therewith (the “Registration Statement”), filed by MasterCraft with the Securities and Exchange Commission (the “SEC”).

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Merger Agreement; (ii) the statements and representations made in the letter of each of MasterCraft and Marine Products to Alston & Bird LLP and King & Spalding LLP, dated as of the date hereof (together, the “Representation Letters”); and (iii) such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Merger Agreement, the Representation Letters, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Mergers will be effected in accordance with the Merger Agreement; (ii) the Merger Agreement and the Registration Statement accurately reflect the material facts of the Mergers; (iii) the representations made by MasterCraft and Marine Products in their respective Representation Letters are true, correct, and complete, and will be true, correct, and complete at the First Effective Time; and (iv) any representations by MasterCraft and Marine Products in the Merger Agreement or the Representation Letters that are made to the best of any person’s

Alston & Bird LLP	www.alston.com

Atlanta | Brussels | Century City | Charlotte | Chicago | Dallas | London | Los Angeles | New York | Raleigh | San Francisco | Silicon Valley | Washington, D.C.

Tax Opinion to Marine Products regarding the Mergers

March 16, 2026

knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the First Effective Time, without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, administrative rulings, and other interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service, as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions, and assumptions set forth herein, it is our opinion that the Mergers, taken together, will qualify as a reorganization described in Section 368(a) of the Code.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Mergers or of any transaction related to the Mergers or contemplated by the Merger Agreement. Additional issues may exist that could affect the tax treatment of the Mergers, and this opinion does not consider or provide a conclusion with respect to any additional issues. This opinion letter is delivered solely for the benefit of Marine Products, and no other party or entity is entitled to rely on this opinion without our express prior written consent.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

ALSTON & BIRD LLP

/s/ Scott Harty
By:	Scott Harty
A Partner